EXHIBIT 5.1

October 20, 2009

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Additional Registration Statement”) to be filed by SuccessFactors, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about October 20, 2009, in connection with the registration under the Securities Act of 1933, as amended, of the proposed issuance and sale, from time to time, by the Company of its shares of Common Stock, par value $0.001 per share (the “Common Stock”) having a maximum aggregate public offering price of up to Fourteen Million Dollars ($14,000,000). The Additional Registration Statement relates to the registration statement on Form S-3 (Registration No. 333-162326) (the “Original Registration Statement” and, together with the Additional Registration Statement, the “Registration Statement”) filed by the Company with the Commission on October 5, 2009, as amended. The Securities may be sold from time to time by the Company as set forth in the Registration Statement, the prospectus contained in the Registration Statement (the “Prospectus”) and the supplements to the Prospectus (the “Prospectus Supplements”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on November 26, 2007;

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on November 26, 2007;

(3)	the Original Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectus comprising part of the Registration Statements (the “Base Prospectus”), as supplemented by the prospectus supplement applicable to the Offering (together with the Base Prospectus, the “Prospectus”);

(5)	the Additional Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

SuccessFactors, Inc.

October 20, 2009

(6)	the minutes of meetings and actions by written consent of the incorporator, the stockholders and the Board of Directors that are contained in the Company’s minute books that are in our possession, together with resolutions to be adopted by the Pricing Committee of the Company’s Board of Directors in connection with the sale of the Takedown Shares;

(7)	a certificate from the Company’s transfer agent as to the number of issued and outstanding shares of Common Stock of the Company;

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the “Management Certificate”); and

(9)	the form of certificate representing the Common Stock.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and the due authorization, execution and delivery of all documents where authorization, due execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that, if and to the extent that the Takedown Shares are issued in certificated form, the certificates representing the Takedown Shares will be, when issued, in the form of the certificate reviewed by us and properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the shares of Common Stock covered by the Additional Registration Statement, when issued, sold and delivered in the manner and for the

SuccessFactors, Inc.

October 20, 2009

consideration stated in the Registration Statement, the Base Prospectus, and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Additional Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Base Prospectus and Prospectus Supplement constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of shares of Common Stock subject to the Additional Registration Statement and is not to be relied upon for any other purpose. This opinion speaks as of the date first above written, and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP

/S/ FENWICK & WEST LLP